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                                                                      EXHIBIT 99
PRESS RELEASE


    AMSURG ELECTS CLAIRE M. GULMI AND KEVIN P. LAVENDER TO BOARD OF DIRECTORS


NASHVILLE, Tenn. (May 24, 2004) - Ken P. McDonald, President and Chief Executive Officer of AmSurg Corp. (Nasdaq: AMSG), announced that subsequent to its annual meeting on May 20, 2004, the Board of Directors of AmSurg elected Claire M. Gulmi and Kevin P. Lavender as new directors of the Company. Ms. Gulmi is Senior Vice President, Chief Financial Officer and Secretary of AmSurg, having joined the Company in 1994 as Vice President and Chief Financial Officer. Mr. Lavender is Commissioner of the Tennessee Department of Financial Institutions, with oversight over all state-chartered depository and non-depository financial institutions. Previously, he was the co-founder and Executive Vice President of MediSphere Health Partners, Inc., a $100 million revenue specialty health care facilities company. Prior to co-founding MediSphere, he was Group Vice President heading corporate healthcare lending at SunTrust Bank, Nashville.

       Mr. McDonald remarked, "We are delighted to announce the expansion of our Board of Directors through the addition of two highly qualified members such as Claire Gulmi and Kevin Lavender. Claire has amply demonstrated her expertise and judgment as CFO of AmSurg over a decade of tremendous growth for the Company. We look forward to the contribution of her knowledge and perspective at the Board level.

       "We also welcome Kevin Lavender, who has a achieved a distinguished career in both healthcare and finance. His selection by the Governor of Tennessee to be the Commissioner of the Department of Financial Institutions reflects his well-deserved reputation in the health care industry for financial acumen and entrepreneurial drive. The addition of both Kevin and Claire represents our continuing commitment to building a strong, talented Board of Directors."

       AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At March 31, 2004, AmSurg owned a majority interest in 116 centers and had 11 centers under development.



                                    Contact:
                                             Claire M. Gulmi
                                             Senior Vice President and
                                             Chief Financial Officer
                                             (615) 665-1283



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